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                                                                    EXHIBIT 99.1

                                [CANCERVAX LOGO]

COMPANY CONTACT:
Vince Reardon
CancerVax Corporation
Sr. Director, Investor Relations
(760) 494-4850

       CANCERVAX CORPORATION ANNOUNCES $18 MILLION CONSTRUCTION FINANCING
                      FOR MANUFACTURING FACILITY EXPANSION

CARLSBAD, CA (December 28, 2004) - CancerVax Corporation (NASDAQ:CNVX) today announced that it has secured an $18 million loan from Silicon Valley Bank to expand the production capacity of its biologics manufacturing facility in the Los Angeles, California area.

The Company will use the funds primarily to construct and equip an additional production suite in its existing manufacturing facility, and to create additional warehouse and laboratory space to support the manufacture of Canvaxin(TM), the Company's lead product candidate, which is being studied in two, international, Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma.

"This expansion is a major step in our strategy of global development and commercialization of Canvaxin with our new global development and commercialization partner, Serono," said David F. Hale, President and Chief Executive Officer. "It's critically important to increase our production capacity to ensure, assuming the receipt of regulatory marketing authorization, a successful product launch of Canvaxin in the U.S. and abroad."

ABOUT CANVAXIN(TM)

Canvaxin, one of a new class of products being developed in the area of specific active immunotherapy, is based on a proprietary technology that may potentially be applied to treat a number of cancers. Canvaxin has both orphan drug and fast track designations from the FDA for the treatment of invasive and metastatic melanoma, respectively, and is currently being studied in two international Phase 3 clinical trials for the treatment of patients with advanced-stage melanoma. In September 2004, CancerVax completed the planned enrollment of 1,118 patients into its Phase 3 clinical trial of Canvaxin for the treatment of patients with Stage III melanoma, and, as of December 23, 2004, 462 patients out of a planned total enrollment of 670 patients had been enrolled in the clinical trial of Canvaxin for the treatment of patients with Stage IV melanoma.

ABOUT CANCERVAX CORPORATION (www.cancervax.com)

CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company's lead product candidate, Canvaxin, is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. In addition to Canvaxin, CancerVax has licensed three specific active immunotherapeutic product candidates targeting the epidermal growth factor receptor signaling pathway, including SAI-EGF, which has been studied in Phase 2 clinical trials. The Company plans to identify and develop new product candidates based on its proprietary specific active immunotherapy, anti-angiogenesis and T-oligo, or telomere homolog

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oligonucleotide, technology. CancerVax's corporate headquarters and research and development facility is located in Carlsbad, California, and its biologics manufacturing facility is located in the Los Angeles area.

FORWARD-LOOKING STATEMENTS

CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements about the potential successful product launch of Canvaxin and the expansion of the Company's manufacturing capacity. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax's business, including without limitation: the risk that the expansion of the manufacturing facility is delayed or does not result in increased production capacity; the risk that CancerVax may be required to pre-pay the debt incurred to expand its manufacturing capacity prior to the termination of the loan because of a failure to comply with covenants included in the loan agreement; the risk that its collaboration agreement with Serono may be terminated by Serono in certain instances; CancerVax's limited experience in manufacturing and testing biological products, which may result in delayed development or commercialization of Canvaxin, as well as lost revenue; the progress and timing of the clinical trials of Canvaxin; the potential that results of Phase 1 and 2 clinical trials of Canvaxin, which were evaluated using retrospective survival analyses that may be subject to potential selection biases, may not be predictive of future results of the ongoing Phase 3 clinical trials; difficulties or delays in researching, developing, testing, obtaining regulatory approval, producing and marketing Canvaxin; unexpected adverse side effects or inadequate therapeutic efficacy of Canvaxin that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; CancerVax's inability to protect its intellectual property and proprietary technology and to maintain and enforce its licensing arrangements with respect to Canvaxin; the scope and validity of patent protection for Canvaxin; competition from other pharmaceutical or biotechnology companies; and other risks detailed in CancerVax's Securities and Exchange Commission filings, including CancerVax's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CancerVax(R) is a registered trademark of CancerVax Corporation.

Canvaxin(TM) is a trademark of CancerVax Corporation.

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